Item 28(7)(b)	Appendix A to Shareholder Servicing Plan

Shareholder Servicing Plan

Appendix A

Effective September 13, 2013

Funds	Effective Date	Classes
1. Presidential® Managed Risk 2010 Fund	November 1, 2011	A,C and I
2. Presidential® Managed Risk 2020 Fund	November 1, 2011	A,C and I
3. Presidential® Managed Risk 2030 Fund	November 1, 2011	A,C and I
4. Presidential® Managed Risk 2040 Fund	November 1, 2011	A,C and I
5. Presidential® Managed Risk 2050 Fund	November 1, 2011	A,C and I
6. Presidential® Managed Risk 2050 Fund	September 13, 2013	A,C and I